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                                                                    EXHIBIT 99.1

TUESDAY MARCH 21, 3:18 PM EASTERN TIME

COMPANY PRESS RELEASE

COHO ENERGY ANNOUNCES MODIFICATIONS TO
AND CONFIRMATION OF BANKRUPTCY PLAN OF
REORGANIZATION AND CHANGES IN CEO

DALLAS--(BUSINESS WIRE)--March 21, 2000--Coho Energy, Inc.
(OTCBB:COHO - news) announced today that on March 20, 2000 the United States Bankruptcy Court for the Northern District of Texas confirmed, with several modifications, Coho's plan of reorganization.

The modifications to the plan include the retention by the common shareholders as of Feb. 7, 2000 of 20% of any proceeds from Coho's lawsuit against Hicks, Muse as well as 40% of any net sale proceeds from the Company's Tunisia permit. The Company has also announced a change in the number of shares to be outstanding after the effectiveness of the plan. It had previously noted a possible reverse stock split to proportionately reduce the number of authorized and outstanding shares to help the Company satisfy Nasdaq listing requirements. To more efficiently effect this change, the Company amended its plan so that the change in capitalization is effective as part of the plan of reorganization. This change will entail the issuance of one share of new common stock for each 40 shares of old common stock, rather than the one-for-one exchange ratio previously planned. The change will not affect the relative percentage ownership interests among various groups of shareholders after the effectiveness of the plan.

In addition to the modifications to the plan of reorganization the Company also announced that its President and Chief Executive Officer, Jeffrey Clarke, is expected to resign concurrently with the effectiveness of the Company's confirmed plan of reorganization. At that time, Mike McGovern, currently a Managing Director of Pembrook Capital Corporation and formerly the Chairman and Chief Executive Officer of Edisto Resources Corporation, is expected to be elected as the new President and Chief Executive Officer. The change in chief executive officer results from the request of the majority holders of the Company's 8 7/8% bonds and was not a decision taken by the current board of directors. The plan entails the issuance of more than a majority of the Company's stock to the bondholders. The confirmed plan, its effectiveness, and the concomitant change in the Company's management, is anticipated to occur on March 31.

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Contact:

     Coho Energy, Inc., Dallas
     Anne Marie O'Gorman, 972/774-8300